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                                   EXHIBIT 11

                          AIRGAS, INC. AND SUBSIDIARIES

                         EARNINGS PER SHARE CALCULATIONS


                                                                                     Years Ended March 31,
(In thousands, except per share amounts)                                       2002            2001          2000
                                                                          ------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING:

     Basic shares outstanding                                                 68,100          66,000         69,200

     Stock options and warrants - incremental shares                           1,800             600          1,000

     Contingently issuable shares                                                 --             600            400
                                                                          ----------      ----------     ----------

     Diluted shares outstanding                                               69,900          67,200         70,600
                                                                          ==========      ==========     ==========

Net earnings (loss)                                                       $  (10,415)     $   28,223     $   38,283
                                                                          ==========      ==========     ==========

BASIC EARNINGS (LOSS) PER SHARE:
 Earnings per share before the cumulative effect of
   a change in accounting principle                                       $      .71      $      .43     $      .56
 Cumulative effect per share of a change in
   accounting principle                                                         (.86)             --           (.01)
                                                                          ----------      ----------     ----------
 Net earnings (loss) per share                                            $     (.15)     $      .43     $      .55
                                                                          ==========      ==========     ==========

DILUTED EARNINGS (LOSS) PER SHARE:
 Earnings per share before the cumulative effect of
   a change in accounting principle                                       $      .69      $      .42     $      .55
 Cumulative effect per share of a change in
   accounting principle                                                         (.84)             --           (.01)
                                                                          ----------      ----------     ----------
 Net earnings (loss) per share                                            $     (.15)     $      .42     $      .54
                                                                          ==========      ==========     ==========

PRO FORMA AMOUNTS ASSUMING THE APPLICATION OF THE
  CHANGE IN ACCOUNTING PRINCIPLE (ADOPTION OF SFAS 142)
  APPLIED RETROACTIVELY:

Net earnings                                                              $   48,585      $   41,963     $   52,359
                                                                          ==========      ==========     ==========

Basic earnings per share                                                  $      .71      $      .64     $      .75
                                                                          ==========      ==========     ==========

Diluted earnings per share                                                $      .69      $      .62     $      .74
                                                                          ==========      ==========     ==========
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